EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation Announces Private Exchange Offers and Consent Solicitations Relating to Debt Securities Issued by
El  Paso CGP Company

HOUSTON, TEXAS, December 5, 2005—El Paso Corporation (NYSE:EP) announced today that it is conducting a private offer to exchange all properly tendered and accepted notes listed below, which were previously issued by its subsidiary, El Paso CGP Company (formerly known as The Coastal Corporation).
CGP Notes to be Exchanged	CUSIP No.	Outstanding Principal Amount	Consent Payment per $1,000 Principal Amount (to be paid by El Paso CGP Company)

6.50% Notes due 2006	190441AY1	$109,500,000	$1.25
7½% Notes due 2006	190441BE4	$204,910,000	$1.25
6.50% Senior Debentures due June 1, 2008	190441AV7	$200,000,000	$2.50
7.625% Notes due 2008	190441BF1	$215,000,000	$2.50
6.375% Senior Debentures due February 1, 2009	190441AX3	$200,000,000	$2.50
7.75% Notes due 2010	190441BC8	$400,000,000	$2.50
10¾% Senior Debentures due October 1, 2010	190441AK1	$ 56,573,000	$2.50
9⅝% Senior Debentures due May 15, 2012	190441AP0	$150,000,000	$2.50
6.70% Senior Debentures due February 15, 2027	190441AS4	$200,000,000	$2.50
6.95% Senior Debentures due June 1, 2028	190441AW5	$200,000,000	$2.50
7.75% Senior Debentures due October 15, 2035	190441AR6	$150,000,000	$2.50
7.42% Senior Debentures due February 15, 2037	190441AT2	$200,000,000	$2.50

Subject to the terms and conditions of the private exchange offer, El Paso is offering to pay for each CGP note that is properly tendered by an eligible holder, and accepted by El Paso, by issuing a new El Paso note in a principal amount equal to the exchange price of such tendered CGP note. The exchange price for each CGP note will be 100 percent of its principal amount if it is properly tendered prior to 5:00 p.m., New York City time on December 15, 2005, and 95 percent of its principal amount if it is properly tendered after such time and prior to the expiration of the exchange offer. Each new El Paso note issued in exchange for a CGP note will have the same interest rate, interest payment dates, redemption rights, if any, and maturity as the CGP note, and will accrue interest from the most recent interest payment date of the CGP note. The exchange offers will expire immediately following 11:59 p.m., New York City time on December 30, 2005, unless extended.

El Paso is also soliciting consents to amend the indentures governing the CGP notes. In order to consent to the proposed amendments, eligible holders of CGP notes must validly tender their CGP notes in the applicable exchange offer. CGP will pay the applicable consent payment listed above to each eligible holder of CGP notes only if the holder has delivered and not revoked a valid consent by the consent payment deadline. The consent payment deadline for the consent solicitations will be 5:00 p.m., New York City time, on December 15, 2005, unless extended.

The exchange offers, the consent solicitations, and the issuance of the El Paso notes have not been registered under the Securities Act of 1933, as amended, or any other securities law. The exchange offers and consent solicitations are being made, and the El Paso notes are being offered and issued, only (a) to holders of CGP notes who are ‘‘qualified institutional buyers’’ (as defined in Rule 144A under the Securities Act) and (b) outside the United States to holders of CGP notes who are persons other than U.S. persons, in reliance upon Regulation S under the Securities Act.

The new El Paso notes to be issued in exchange for CGP notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer or sale in any jurisdiction where the offer, solicitation, or sale would not be permitted.

Documents relating to the offers will only be distributed to noteholders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter may contact Global Bondholder Service Corporation, the information agent for the offers, at 1-866-294-2200.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417